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                                                                  EXHIBIT 10(e)


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT ("Agreement"), between Mobile America Corporation ("Company"), and Joseph John Wortman, ("Executive"), effective as of the 20th day of July, 1999.

                                   WITNESSETH

WHEREAS, the company desires to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the company and devote substantially all of his full-time employment effort and attention to the day to day management of the Company, all in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment - The Company hereby employs Executive and Executive hereby accepts such employment with the Company as President and CEO for the period provided for in Section 2, all upon the terms and conditions contained in this Agreement. As a condition to Executive's employment by the Company, executive affirms and represents that Executive is under no obligation to any former employer or other person which is in any way inconsistent with, or which imposes any restriction upon, Executive's acceptance of employment with the Company, the employment of Executive by the Company, or Executive's undertakings under this Agreement.

2. Term of Employment - Unless sooner terminated pursuant to Section 7, the term of Executive's employment under this agreement shall be for a period commencing on the date hereof and continuing through the 31st day of July, 2002.

3. Duties - During the Term, Executive shall provide general executive, administrative and managerial services to the Company and shall perform such other reasonable employment duties as the Chairman or Board of Directors may from time to time prescribe. Executive shall serve as a director, if elected.


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4.       Compensation - As compensation for the services to be performed by
         Executive during the Term, the Company shall provide or shall cause to be provided to Executive:

         (a) An annual base salary of not less than two hundred fifty thousand dollars ($250,000); the annual base salary together with any adjustments or increments thereto being hereinafter referred to as the "Salary";

         (b) An annual incentive bonus of not less than forty percent (40%) of Salary. The performance goals required to earn such annual incentive shall be approved by the Compensation Committee of the Board of Directors each year.

         (c) An incentive stock option (ISO) grant equal to the maximum allowable under the IRS code (based on the stock price as of the close of business on July 20, 1999 approximately 218,178 at $2.75 per share) vesting in six installments of approximately 36,363 shares over five years (1/6th vesting at grant and 1/6th on each anniversary) will be issued to Executive effective with employment. The options will have a term, while employed, of ten years and will be nontransferable, except upon death. The options may be exercised upon vesting for cash, shares or on a net exercise basis, as long as such exercise does not result in an earnings charge to the Company. Vesting will accelerate in the event of a sale of the Company or substantially all of the assets of the business.

         (d) The Company will loan (or guarantee a loan) to Executive of $412,500 for the purchase of 150,000 shares of Company common stock from the Company at $2.75 per share. The loan will have a five year balloon term and bear interest at the prime rate. The repayment of the loan will accelerate upon termination of employment or the sale or disposition of the underlying stock which will be held as collateral.

1. Benefits - in addition to the payments required by Section 4 to be paid to Executive, Executive shall:

         (a) Be eligible to participate in all fringe benefits and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans.

         (b) Be eligible to participate in any life or other similar insurance plans, medical and health plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans.

         (c) Be entitled to paid vacation in accordance with the policy of the Company that may be applicable to key executive employees.

         (d) Be entitled to sick leave and sick pay in accordance with the policy of the Company that may be applicable to key executive employees.


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6.       Expenses - the Company shall, in accordance with, and to the extent of its policies in effect from time to time, pay all ordinary and necessary business expenses incurred by the Executive in connection with the performance of Executive's obligations. Executive shall account promptly for all such business expenses to the Company in the manner prescribed from time to time by the Company. In addition, a one time allowance of $37,500.00 will be paid the Executive by the Company by August 10, 1999, to cover relocation, travel and temporary living expenses.

7. Termination - Executive's employment shall be terminated upon the occurrence of any of the following:

         (a)      The death of the Executive

         (b) Executive's disability (as such term is defined pursuant to the provision of the Company's disability plan as may be in effect from time to time).

         (c) The termination of Executive's employment by Executive for any reason provided Executive submits ninety (90) days prior written notice of such termination to the Board of Directors.

         (d) The termination of Executive's employment by the Company at any time For Cause (as defined in Section 7 of this Agreement), such termination to take effect immediately upon written notice by the Company to Executive.

         (e) The termination of Executive's employment by the Company other than For Cause, such termination to take effect after ninety (90) days after written notice by the Company to Executive.

         (f) The termination of Executive's employment through an Approved Retirement (as defined in Section 7 of this Agreement).

For purposes of the Agreement, the term "For Cause" or "Cause" shall mean a reasonable determination by the Board of Directors of the Company that Executive (i) failed to obey the reasonable and lawful orders of the Company,
(ii) acted with gross negligence in the performance of his obligations or in a manner materially detrimental to the Company, (iii) willfully breached or habitually neglected his duty, (iv) has been convicted of a felony, (v) committed any act involving dishonesty or fraud, (vi) violated any of the provisions of Sections 12 through 14 of this agreement, or (vii) failed, after notice and a reasonable opportunity for cure, to competently perform the duties of chief executive officer.

For purposes of this Agreement, the term "Approved Retirement" shall mean retirement as defined in the Company's qualified retirement plans and with approval of the Board of Directors.


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8.       Death of Executive - in the event Executive's employment is terminated as a result of Executive's death as set forth in Section 7(a), Executive's spouse, or, if the Executive is not married at the time of his death, the estate of Executive shall be entitled to receive Executive's Salary earned through the date of death.

9. Executive Initiated Termination Without Proper Notice or Company Initiated Termination For Cause - in the event Executive terminates this Agreement without proper notice as set forth in Section 7(c) or in the event Executive's employment is terminated by the Company For Cause as set forth in Section 7(d), Executive shall be entitled to receive his Salary earned through the date of termination.

10. Disability of Executive, Executive Initiated Termination With Proper Notice or Approved Retirement - in the event Executive's employment is terminated as a result of Disability, resignation by Executive with proper notice or Approved Retirement, as set forth in Section 7 (b),
         (c), and (f) respectively, Executive shall be entitled to receive his Salary, any accrued but unpaid incentive bonus for the prior year, and benefits (as described in Sections 4 and 5 of this Agreement) through the date of termination.

11. Company Initiated Termination other than For Cause - in the event Executive's employment is terminated by the Company other than For Cause, as set forth in Section 7(e), Executive shall be entitled to receive his Salary, any accrued incentive awards, and benefits (as described in Sections 4 and 5 of this Agreement) through the date of terminations, plus, if Executive executes a standard release and waiver, for the unexpired period of this Agreement:

         (a)      Executive's then current Salary.

         (b) An amount equal to fifty percent (50%) of the annual bonus which Executive would otherwise have been eligible to receive as of the effective date of Executive's termination of employment

         (c) All benefits as described in Section 5 for which Executive would otherwise have been eligible to receive as of the effective date of Executive's termination of Employment.

12. Non-Disclosure - Executive shall not without the prior written consent of the Board of Directors of the Company (i) use for Executive's benefit or disclose at any time during Executive's employment by the Company, or thereafter, except to the extent required by the performance by Executive of his duties as a executive of the Company, any information obtained or developed by Executive while in the employ of the Company with respect to any customer, suppliers, products, employees, financial or legal affairs, business methods or services f the Company or any of its subsidiaries (including, without limitation, customer lists, pricing, underwriting, marketing, financial or sales information, forecasts, business and strategic plans, customer needs and renewal dates, personnel applications to or any matters pending or under the jurisdiction of any regulatory agency or court, any threatened litigation, and corporate policies and procedures), or any other confidential matter or trade secrets, except information which at


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         the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder, nor (ii) take with Executive upon leaving the employ of the Company any document, paper or property evidencing or relating to any of the foregoing.

13. Return of Property - Upon termination of Executive's employment for any reason, or at any other time the Company requests, Executive shall immediately deliver to the Company all memoranda, notes, plans, records, reports, manuals, computer discs, computer files and documents (and copies thereof) and any other property or material in Executive's possession or control relating to the business of the Company or any of its subsidiaries.

14. Competition - During Executive's employment by the Company and during the time period set forth below commencing on the date of Executive's termination of employment (and extended by the amount of time of any violation of this Agreement):

         (a) For a period of twenty-four (24) months, Executive will not make any statement or do any act that is disloyal to the Company or any of its subsidiaries, or is inconsistent with the interests of the Company of any of its subsidiaries.

         (b) For a period of twenty-four (24) months, Executive will not make any statement or do any act that does or may cause any existing customer of the Company or any of its subsidiaries to make use of the services or purchase the products of any business competitive with the Company of any of its subsidiaries.

         (c) For a period of twenty-four (24) months, Executive will not employ, solicit for employment, or assist any other person not affiliated with the Company in recruiting or hiring any person who is then, or within the preceding three (3) month period was an employee of the Company or any of its subsidiaries.

         (d) For a period of twelve (12) months, Executive will neither directly nor indirectly (as a director, officer, partner, sole proprietor, employee, manager, consultant, independent contractor, advisor or otherwise) engage in, own any interest in, perform any services for, participate in or be connected with any business or organization that engages in competition with the Company or any of its subsidiaries in the type of business and geographic territory where the Company operates.

         (e) If a court of competent jurisdiction determines that any restriction in this Section 14 is too broad to be enforceable, such restriction shall be reduced to the extent necessary in the opinion of such court to make it reasonable, the intent of the parties being that the Company be given the broadest possible protection allowed by law or equity with respect to the restrictions in this Section 14.


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15.      Non-alienation - Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

16. Assignment - The company, in its sole discretion, may assign its rights and duties under this Agreement, but Executive may not. This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns and any purchaser of the Company or substantially all of the assets of the Company and (b) Executive, and his designees and his estate.

17. Notices - Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given, (i) if to Executive, delivered in person or five (5) days following mailing by first class certified or registered mail, postage prepaid, to Executive at his home address, or to such addresses as Executive shall have designated in writing, or (ii) if to the Company, to the attention of the Chairman of the Board on behalf of the Board of Directors, at the Company's principal place of business.

18. Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

19. Severability - If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected.

20. Remedies - Executive acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Executive further acknowledges and agrees that in the event of a breach by Executive of any provision of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement, to recover from Executive all reasonable attorney fees incurred by the Company in enforcing this Agreement. The Company acknowledges and agrees that in the event the Executive is the prevailing party in an action by the Company to enforce this Agreement, the Executive shall be entitled to recover from the Company all reasonable attorney's fees incurred by the Executive in defending the action.


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IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement effective as of the date and year first above written.



                           EXECUTIVE


                           SIGNATURE:
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                           NAME (PRINTED):
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                           COMPANY


                           BY (SIGNATURE):
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                           NAME (PRINTED):
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                           TITLE:
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